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                                                              Exhibit 8
                               February 8, 1995


FF Bancorp, Inc.
900 North Dixie Freeway
New Smyrna Beach, Florida 32168

First National Bancorp
303 Jesse Jewell Parkway
Suite 700
P. O. Box 937
Gainesville, Georgia  30503

Ladies and Gentlemen:

     You have asked for our opinion in regard to the income tax consequences, under the Internal Revenue Code of 1986, as amended (the "Code"), of the proposed issuance of a maximum of 3,855,050 shares of common stock of First National Bancorp, a Georgia corporation ("First Bancorp"), in connection with the merger of FF Bancorp, Inc., a Georgia corporation ("FF Bancorp"), and FNB Subsidiary Corporation ("FNB Subsidiary"), a wholly-owned subsidiary of First Bancorp, in a forward triangular merger pursuant to the laws of the State of Florida and pursuant to the terms of the Agreement and Plan of Merger and the Amendment thereto between the parties to the reorganization. In rendering this opinion we have assumed the following:

     (i) First Bancorp is a corporation organized under the laws of the State of Georgia and operates as a bank holding company pursuant to the federal Bank Holding Company Act of 1956, as amended (the "BHCA"). First Bancorp has authorized 30,000,000 shares of $1.00 par value common stock of which approximately 16,465,036 shares were issued and outstanding as of September 30, 1994. First Bancorp presently has 17 wholly-owned operating subsidiaries, The First National Bank of Gainesville, First National Bank of Habersham, Granite City Bank, Bank of Clayton, The First National Bank of White County, The First National Bank of Jackson County, The Citizens Bank of Toccoa, Bank of Banks County, First State Bank of Gilmer County, The Peoples Bank of Forsyth County, Pickens County Bank, and First National Bank of Paulding County, Citizens Bank, Ball Ground, Georgia, Bank of Villa Rica, The Community Bank of Carrollton, and The Commercial Bank, Douglasville, Georgia, and Barrow Bank & Trust Company, Winder, Georgia.

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     (ii)  FF Bancorp is organized as a Florida business corporation and operates as a multiple savings and loan and one bank holding company pursuant to the BHCA and the federal Savings and Loan Holding Company Act. FF Bancorp has authorized 5,000,000 shares of $.01 par value voting common stock, with 4,680,818 shares issued and outstanding as of September 30, 1994 and with outstanding employee stock options to purchase 84,397.5 shares as of September 30, 1994. FF Bancorp also has authorized 2,500,000 shares of preferred stock, of which no shares are outstanding.

     (iii) FNB Subsidiary has been recently organized as a Florida business corporation for the purpose of effecting the triangular merger. FNB Subsidiary has authorized 5,000,000 shares of voting common stock with one cent ($.01) par value. 500 shares of FNB Subsidiary's stock are issued and outstanding. All of said shares are held by First Bancorp.

     (iv) FF Bancorp will be merged with and into FNB Subsidiary under the applicable laws of the State of Florida. By operation of law, FF Bancorp will transfer all of its assets and liabilities to FNB Subsidiary. FNB Subsidiary will be the surviving corporation, and the separate corporate existence of FF Bancorp will cease. As a result of the merger each share of FF Bancorp will be exchanged for .825 shares of First Bancorp common stock. No fractional shares of First Bancorp stock will be issued in the proposed transaction.

     (v) Shareholders of FF Bancorp will not have any right of dissent and appraisal in the transaction.

     It is assumed that the following additional representations have been made or will be made by the parties to the merger in connection with the proposed transaction:

     (a) The fair market value of First Bancorp stock to be received by the shareholders of FF Bancorp will, in each instance, be approximately equal to the fair market value of the FF Bancorp stock surrendered in exchange therefor.

     (b) The management of FF Bancorp knows of no plan or intention on the part of the FF Bancorp shareholders to sell or otherwise dispose of the First Bancorp stock received in the transaction which would reduce their holdings thereof to a number of shares having, in the aggregate, a value, as of the date of the merger, less than 50% of the total value of all the formerly outstanding stock of FF Bancorp as of the same date.

     (c) Taking into account amounts to be paid by FF Bancorp for its merger expenses, FNB Subsidiary will hold, after the merger, at least 90% of the fair market value of FF Bancorp's net assets and at least 70% of the fair market value of FF Bancorp's gross assets, and FNB Subsidiary will hold at least 90% of the fair market value of its net assets and at least 70% of the fair market value of its gross assets. For purposes of this representation, First Bancorp stock transferred to FNB Subsidiary, if any, will not be considered as assets of FNB Subsidiary or FF Bancorp.

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     (d)  FF Bancorp has no outstanding warrants, options, convertible securities or any other type of right pursuant to which any person could acquire stock in FF Bancorp, except employee stock options to purchase 28,333.8 shares of FF Bancorp common stock which are to be exercised prior to consummation of the proposed merger or canceled in return for First Bancorp stock based on the value of the options and presently non-exerciseable stock options to purchase 56,063.7 shares which are to be converted into options to purchase First Bancorp stock.

     (e) FF Bancorp has no plan or intention to sell or otherwise dispose of any of the assets which it will receive in the transaction.

     (f) First Bancorp will operate FNB Subsidiary in a substantially unchanged manner as a wholly-owned subsidiary.

     (g) First Bancorp has no plan or intention to redeem or otherwise reacquire any of its stock issued in the proposed transaction.

     (h) First Bancorp, FNB Subsidiary and FF Bancorp will each pay its own expenses incurred in the transaction, and each shareholder of FF Bancorp will pay his own expenses incurred, if any.

     (i) No parties to the transaction are investment companies within the meaning of Section 368(a)(2)(F)(iii) of the Code.

     (j) First Bancorp does not presently own, directly or indirectly, nor has it owned within the preceding five years, directly or indirectly, more than 10% of the stock of FF Bancorp.

     (k) First Bancorp, FNB Subsidiary and FF Bancorp are each corporations within the meaning of Section 7701(a)(3) of the Code.

     Based upon our understanding of the transaction and on the representations set forth above, we are of the following opinion:

     (1) Provided that the proposed merger of FF Bancorp with and into FNB Subsidiary qualifies as a statutory merger under the applicable laws of the State of Florida and provided that (a) after the transaction FNB Subsidiary will hold substantially all of its assets and substantially all of the assets of FF Bancorp and (b) in the transaction the FF Bancorp shareholders will exchange an amount of FF Bancorp stock constituting more than 50% of FF Bancorp stock for First Bancorp voting common stock, the proposed transaction will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code. The reorganization will not be disqualified by reason of the fact that common stock of First Bancorp is used in the transaction (Section 368(a)(2)(D)). As used herein, "substantially all" means at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of FNB Subsidiary and FF Bancorp. First Bancorp, FNB Subsidiary and FF Bancorp will each be a "party to a reorganization" within the meaning of Section 368(b).

     (2) No gain or loss will be recognized to FNB Subsidiary upon the receipt of the assets of FF Bancorp and the assumption by FNB

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Subsidiary of the liabilities, if any, of FF Bancorp in the merger.
Taxable income on a consolidated basis may be created for First Bancorp as a result of the merger due to accounting method changes which will be required to be made by the FF Bancorp subsidiaries to be acquired indirectly by First Bancorp in the merger.

     (3) No gain or loss will be recognized to FF Bancorp upon the transfer of its assets and liabilities to FNB Subsidiary in the merger.

     (4) No gain or loss will be recognized to the shareholders of FF Bancorp upon the receipt of First Bancorp voting common stock in exchange for their shares of FF Bancorp common stock.

     (5) The basis of the shares of First Bancorp voting common stock received by a FF Bancorp shareholder will, in each instance, be the same as the basis of the shares of the FF Bancorp common stock surrendered in exchange therefor.

     (6) The basis of the FF Bancorp assets received by FNB Subsidiary will, in each instance, be the same as FF Bancorp's basis in the assets.

     (7) The holding period of the shares of First Bancorp voting common stock received by the FF Bancorp shareholders will include the period during which the stock of FF Bancorp surrendered in exchange therefor was held, provided that the shares of FF Bancorp common stock were held as capital assets on the date of the exchange.

     (8) The holding period of the assets of FF Bancorp in the hands of FNB Subsidiary will include the period during which such assets were held by FF Bancorp.

     (9) Cash received by a FF Bancorp shareholder in lieu of a fractional share will be treated as received in exchange for such fractional share and not as a dividend, and any gain or loss recognized as a result of the receipt of such cash will be capital gain or loss equal to the difference between cash received and the portion of the shareholder's basis in FF Bancorp common stock allocable to such fractional share interest.

     No opinion is expressed as to the tax treatment of any conditions existing at the time of, or effects resulting from, the transaction that are not specifically covered by the above opinion.

                                 Very truly yours,

                                 STEWART, MELVIN & FROST


                                 By: /s/ T. Treadwell Syfan
                                    -----------------------------
                                               Partner